Exhibit 99.1
Important Notice Regarding The FMC Corporation Savings and Investment Plan (the “Plan”)

As previously announced, effective March 7, 2022, the Plan will limit the portion of your account that may be allocated to the FMC Stock Fund to no more than 20%. Therefore, please review this Notice for important information about your Plan account.

In order to implement the new limit regarding the FMC Stock Fund, there will be a period of time when you will be unable to: (1) direct or diversify investments in, or request exchanges out of, the FMC Stock Fund; or (2) obtain a withdrawal or distribution from the Plan.
•This period during which you will be unable to exercise certain rights otherwise available to you under the Plan is called a “blackout period.” The blackout period will begin at 4:00 p.m. Eastern time on March 7, 2022, and is expected to end the week of March 13, 2022.

•However, please note that you will be subject to the blackout period restrictions described in this Notice only if more than 20% of your Plan account balance is invested in the FMC Stock Fund as of the close of the stock market on March 4, 2022.

Because you will be unable to direct or diversify investments in, or request exchanges out of, the FMC Stock Fund during the blackout period, it is very important that you review and consider the appropriateness of your current investments. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income, and investments.

You should be aware that there is a risk to holding substantial portions of your Plan account in the securities of any one company as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of such stocks from your Plan account during the blackout period.

Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this blackout period may affect your retirement planning and your overall financial plan.

If you have any questions concerning this Notice, or to determine whether the blackout period has started or ended, you may contact the Fidelity Retirement Service Center at 800-560-2363.